FOR IMMEDIATE RELEASE – November 21, 2016
Telephone: 609-561-9000
Investor Relations and Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

South Jersey Industries Raises Dividend 3.3 Percent

Folsom, NJ - South Jersey Industries’ (NYSE:SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.26375 per share to $0.27250 per share. The new annualized dividend of $1.09 represents an increase of 3.3 percent per share over the previous level.
With this announcement, SJI has increased its dividend for 18 consecutive years.
“Our results through September 2016 clearly demonstrate progress toward the key tenets of our strategic plan, most notably, growth in our core businesses supported by a strong balance sheet,” said SJI President and CEO Michael J. Renna. “As we sought to balance the growth in the dividend against the level of significant investment planned across our businesses over the next 5 years, our board carefully considered our commitment to a secure and growing dividend, as well as its importance to our shareholders. The increase announced today demonstrates that commitment without constraining our ability to almost double earnings contributions from core businesses and achieve our goal of $150 million of Economic Earnings by 2020.”
The SJI board of directors also adopted the following dividend policy: SJI’s goal is to provide a secure, growing dividend that reflects the significant growth opportunities available to SJI and to gradually move the dividend payout ratio to a range of between 55% to 70%.
Factors the SJI board of directors considers when setting the dividend include future earnings expectations, payout ratio, and dividend yield relative to those at peer companies as well as returns available on other income oriented investments.
The dividend is payable December 29, 2016 to shareholders of record at the close of business December 9, 2016. This is SJI’s 65th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 375,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
###